SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2005

CAPITAL LEASE FUNDING, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-32039	52-2414533
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

110 Maiden Lane, New York, NY	10005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 217-6300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 18, 2005, we entered into five separate purchase and sale agreements (through our wholly-owned subsidiaries, Caplease, LP, CLF FBI Birmingham LLC and CLF DEA Birmingham LLC) with each of the following affiliated entities: Justice Center, LLC, Birmingham Field Office, LLC, Austin SSA, LLC, Kansas EPA Laboratory, LLC and Utah Tech Center, LLC (the “Sellers”). We agreed to acquire a portfolio of five real properties, each of which is leased entirely to the United States Government. The aggregate purchase price for all five properties is $97.5 million, and consists of approximately $36.3 million of mortgage debt on the properties to be assumed by us, with the remainder to be paid in cash from available cash and/or borrowings under our warehouse facility.

The five properties are summarized below:

Property Description	Location	Rentable Square Feet
Federal Bureau of Investigation (FBI) Field Office	Birmingham, Alabama	86,199
Drug Enforcement Agency (DEA) and Bureau of Alcohol, Tobacco, Firearms and Explosives Office Building	Birmingham, Alabama	35,616
Occupational Safety and Health Administration (OSHA) Technical Center	Sandy, Utah	75,000
Environmental Protection Agency (EPA) Regional Science and Technology Building	Kansas City, Kansas	71,979
Social Security Administration (SSA) Office Building	Austin, Texas	23,311
Total		292,105

The purchase of the properties is subject to various customary closing conditions.

Pursuant to the purchase and sale agreements, we were required to pay an aggregate of $4.0 million into escrow, to be credited toward the purchase price at closing. If we default in our obligations under the agreements, the sellers may elect to terminate the agreements and retain our deposit as liquidated damages.

There is no material relationship between us and the Sellers.

The transaction is scheduled to close on July 22, 2005. The Company provides no assurance as to the timing or certainty of the closing of this transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL LEASE FUNDING, INC.

DATE: July 21, 2005	By:	/s/ Shawn P. Seale
Shawn P. Seale
Senior Vice President, Chief Financial Officer and Treasurer